Exhibit 23.5

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 11, 2014, with respect to the consolidated financial statements of SR Acquisitions Solar, LLC as of December 31, 2013 and 2012, and for the period from December 5, 2012 (date of inception) to December 31, 2012 and the year ended December 31, 2013, included in the Registration Statement on Form S-1 and related Prospectus of Sol-Wind Renewable Power, LP for the registration of common units representing limited partnership interests.

/s/ Ernst & Young LLP
Hartford, Connecticut
January 27, 2015